Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 10:00 AM ET, November 9, 2009

eOn Communications Reports Strong Fourth Quarter and Total

Year Revenue with Fourth Quarter Profitability

SAN JOSE, CA (November 9, 2009) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today reported fourth quarter and fiscal year ended July 31, 2009 results.

Fourth quarter revenue increased 217% to $5,089,000 from $1,604,000 in the fourth quarter of last year and increased 106% compared to revenues of $2,465,000 in the third quarter of this year. Net income for the quarter was $111,000 or $0.04 per common share compared to a net loss of $338,000 or $0.12 per common share in the quarter ended July 31, 2008. Included in the net income for the quarter was $480,000 of imputed interest expense due to the amortization of the difference between the face value of the contingent obligation to the former Cortelco shareholders and the discounted present value of the note payable recorded on the balance sheet. Net income for the quarter excluding the impact of the imputed interest expense was $591,000 or $0.22 per common share.

Total year revenue increased 52% to $10,645,000 from $6,994,000 in fiscal year 2008. Net loss for the fiscal year ended July 31, 2009 was $339,000 or $0.12 per common share compared to net loss of $3,452,000 or $1.27 per common share for the fiscal year ended July 31, 2008. Net income for the year excluding the impact of the imputed interest expense was $141,000 or $0.05 per common share.

eOn’s operating results for the quarter ended July 31, 2009 represent the second consecutive profitable quarter. Financial results for the current fiscal year include net income of $430,000 of Cortelco Systems Holding Corp., which was acquired on April 1, 2009.

Cash, cash equivalents and marketable securities increased 18% to $3,010,000 from $2,545,000 as of July 31, 2008.

“I would like to thank everyone in the organization for their continued efforts to return eOn Communications to profitability”, commented Mr. David S. Lee, Chairman of eOn’s Board of Directors. “For the fourth quarter of 2009 all divisions (eOn US, Cortelco and eOn China) were profitable resulting in net earnings per share of $0.22 before imputed interest expense. With our recent reorganization and merger with Cortelco, I feel that the company is now positioned to achieve positive results going forward”.

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The Company also today announces that its Annual Shareholder Meeting will be held at 2:00 PM on December 8, 2009 at the Company’s offices in San Jose, CA. Shareholders of record as of November 6, 2009 will be entitled to vote at the Annual Meeting.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	For the Years Ended July 31,
	2009	2008
REVENUE
Third party revenue	$10,355	$6,646
Related party revenue	290	348

Net revenue	10,645	6,994

COST OF REVENUE
Third party cost of revenue	5,659	2,832
Related party cost of revenue	204	323

Cost of revenue	5,863	3,155

Gross profit	4,782	3,839

OPERATING EXPENSE
Selling, general and administrative (including $243 and $210 of related party management fees, respectively)	3,633	3,893
Research and development	926	2,641
Other expense, net	120	283

Total operating expense	4,679	6,817

Income (loss) from continuing operations	103	(2,978)

Interest (expense) income	(466)	117
Equity earnings of unconsolidated equity investee	29	—

Loss from continuing operations before income taxes	(334)	(2,861)

Income tax expense	(5)	—

Loss from continuing operations after income taxes	(339)	(2,861)

DISCONTINUED OPERATIONS
Loss from discontinued operations	—	(604)
Gain on disposal of discontinued operations, net of tax of $0	—	13

Loss from discontinued operations	—	(591)

Net loss	$(339)	$(3,452)

Weighted average shares outstanding
Basic and diluted	2,735	2,725

Basic and diluted loss per share:
From continuing operations	$(0.12)	$(1.05)
From discontinued operations, net of tax	—	(0.22)

Basic and diluted net loss per share	$(0.12)	$(1.27)

eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	As of July 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,010	$1,545
Marketable securities	—	1,000
Trade accounts receivable, net of allowance of $332 and $680, respectively	2,943	932
Trade accounts receivable – related party	228	84
Inventories	5,032	2,501
Deferred income taxes	270	—
Prepaid and other current assets	242	177

Total current assets	11,725	6,239

Property and equipment, net	209	176
Intangibles, net	410	251
Investments	1,136	900
Investment in unconsolidated equity investee	140	—
Other non-current assets	—	88

Total assets	$13,620	$7,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,127	$214
Trade accounts payable – related party	11	126
Notes payable, related party	1,157	138
Accrued expenses and other	1,628	1,145

Total current liabilities	3,923	1,623

Note payable, related party, net of current portion	3,891	—

Total liabilities	7,814	1,623

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.005 par value (10,000,000 shares authorized, 2,873,992 and 2,869,608 shares issued, respectively)	14	14
Additional paid-in capital	56,048	55,931
Treasury stock, at cost (139,580 shares)	(1,503)	(1,502)
Accumulated deficit	(48,856)	(48,517)
Accumulated other comprehensive income	103	105

Total stockholders’ equity	5,806	6,031

Total liabilities and stockholders’ equity	$13,620	$7,654

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